UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2007

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2007, the Board of Directors of POZEN Inc. (the “Company”) elected Jacques F. Rejeange as a Class I director of the Company to serve until the 2007 annual meeting of stockholders of the Company. Mr. Rejeange will serve as a member of the Nominating/Corporate Governance Committee of the Board of Directors.

At its February 13, 2007 meeting, the Board of Directors also approved changes to its overall compensation program for non-employee directors, such changes to be effective January 1, 2007. Mr. Rejeange will be compensated in accordance with this amended program. Among other changes, the amended program makes the following changes:

•
Increases the annual retainer for service on the Board from $10,000 to $30,000; establishes annual retainers for Board committee members of $3,750 (Governance), $5,000 (Compensation) and $7,500 (Audit); and increases the annual retainers paid to chairs of Board committees by $5,000 (Governance), $7,500 (Compensation) and $10,000 (Audit). All retainers are payable quarterly and pro-rated for service of less than a full quarter; retainers will be reduced for directors who fail to attend at least 75% of all required Board and committee meetings.

•	Eliminates all fees paid for participation in Board and Board committee meetings.

•
Changes the initial grant of options made on the date a new non-employee director first joins the Board from options to purchase a pro-rated portion of 20,000 shares of common stock of the Company, based on the number of months the new director serves in his or her initial year and vesting annually over four years, to options to purchase 20,000 shares of common stock, vesting annually over three years; and changes the annual equity grant for non-employee directors from options to purchase 20,000 shares of common stock, granted at the beginning of January of each year and vesting annually over four years, to a combination of 2,000 restricted stock units payable in shares of common stock and options to purchase 5,000 shares of common stock, both of which are granted on the date of the annual meeting of stockholders and vest on the date of the next annual stockholder meeting. Options granted under the amended program are exercisable for three years following the cessation of a director’s service on the Board. As with the prior non-employee director compensation program, vesting of all awards is subject to the director’s continued service on the Board, and all options are granted at an exercise price per share equal to the closing price of the Company’s common stock, as reported on NASDAQ, on the date of grant.

•	Establishes a non-employee director stock ownership guideline of shares equal in value to three times the annual director retainer, to be acquired over five years.

•
Establishes a retirement program based on age and years of service pursuant to which qualifying directors may become entitled to receive extended exercisability or accelerated vesting of outstanding options.

In connection with the adoption of the amended program, each non-employee director who was serving as a director at the beginning of 2007 agreed to waive receipt of the annual option grant of 20,000 shares of common stock which otherwise would have been granted on January 2, 2007 under the prior non-employee director compensation program.

Pursuant to the amended program, upon his election to the Board, Mr. Rejeange received an initial grant of options to purchase 20,000 shares of common stock, at an exercise price of $17.25 per share, being the closing price of the Company’s common stock, as reported on NASDAQ, on February 13, 2007, the date of grant. The option was granted under the Company’s 2000 Equity Compensation Plan, as amended and restated, and has a ten-year term. Pursuant to the amended program, Mr. Rejeange will also be entitled to receive a pro-rated portion of the $30,000 annual retainer for his service as a director and the $3,750 annual retainer for his service as a member of the Nominating/Corporate Governance Committee.

There is no arrangement or understanding between Mr. Rejeange and any other person pursuant to which Mr. Rejeange was selected as a director, and there is no information required to be disclosed with respect to Mr. Rejeange pursuant to Item 404(a) of Regulation S-K.

On February 15, 2007, the Company issued a press release announcing the election of Mr. Rejeange as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of POZEN Inc. dated February 15, 2007 reporting the election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.
By:	/s/ William L. Hodges
Name: William L. Hodges
Title: Chief Financial Officer

Date: February 15, 2007